Exhibit 99.1

Granite Reports Third-Quarter 2013 Results

  Strong backlog trends continue; company backlog of $2.8 billion, up more than $1 billion year-over-year
  Execution and market improvement drive nearly 200 basis points of margin increase in Construction segment
  Large Project Construction segment margin impacted by negative forecast change and timing of project portfolio progression
  Company to announce completion of 2010 Enterprise Improvement Plan restructuring actions in fourth quarter

WATSONVILLE, Calif.--(BUSINESS WIRE)--November 4, 2013--Granite Construction Incorporated (NYSE: GVA) today reported net income attributable to common shareholders of $11.0 million, or $0.28 per diluted share, for the third quarter of 2013 compared with $37.1 million, or $0.94 per diluted share, for the third quarter of 2012.

“Improved execution in the third quarter in our Construction segment drove solid year-over-year margin growth,” said James H. Roberts, Granite President and Chief Executive Officer. “Large project results reflect fewer projects in the mature, profit-generating stage than last year. In addition, this quarter and throughout 2013, we have dealt with the ongoing negative impact from a large highway project in the state of Washington. The project is about 80 percent complete, and is expected to finish in mid-2014. The talented, senior team in place is committed to completing the project expeditiously and efficiently for the owner. We are pursuing our rights for a significant cost recovery on this project.

“Backlog trends across our business remained strong during the quarter, and remain at record levels,” Roberts said. “A healthier backlog, opportunities in our Construction segment, and overall improved execution in the business provide the foundation for a much improved 2014. In addition, the Large Project Construction segment is well positioned for profit recognition in late-2014, as well as 2015, as we build momentum on several projects, including the Tappan Zee Bridge in New York, IH-35E in Texas, and I-40/440 in North Carolina. We also continue to develop revenue synergies with the Kenny acquisition, reflected this quarter by a milestone power division win.”

Third-quarter 2013 Financial Results

Total Company

  Revenues for the quarter totaled $741.6 million, compared with $728.5 million in 2012.
  Gross profit was $54.4 million in the third quarter of 2013, compared with $101.1 million last year, with corresponding gross profit margins of 7.3 percent and 13.9 percent for the respective periods.
  Selling, general and administrative expenses for the third quarter were $46.6 million, compared with $41.3 million in 2012. Kenny Construction Company (“Kenny”), acquired by Granite on December 31, 2012, accounted for nearly all of the increase.
  Operating income for the quarter was $10.6 million compared with $61.4 million in the prior year.
  Total contract backlog at September 30, 2013, was $2.8 billion compared with $1.6 billion at September 30, 2012.
  Cash and marketable securities totaled $299.4 million at September 30, 2013, compared to $372.3 million for the same period last year due to less cash generated from operating activities, higher net contributions to unconsolidated subsidiaries, the acquisition of Kenny, and working capital changes.

Construction

  Construction revenues were $470.6 million in the third quarter of 2013, compared with $385.7 million a year ago. Kenny and certain Western markets drove the increase, more than offsetting revenue weakness in California in the quarter.
  Gross profit in the third quarter of 2013 was $49.6 million, compared with $33.3 million last year, with corresponding gross profit margins of 10.5 percent and 8.6 percent for the respective periods. The improvement was driven by overall improved project execution, improved market conditions, and the addition of Kenny.

Large Project Construction

  Large Project Construction revenues in the third quarter were $187.8 million compared with $255.9 million in the same period last year, reflecting the timing of new projects.
  The segment reported a loss of $2.5 million in the third quarter of 2013, compared with gross profit of $57.8 million last year. Third quarter 2012 gross profit included $35.9 million in positive forecast changes related to a greater number of projects in the mature, profit-generating stage. The gross profit decline in the third quarter of 2013 was driven by a significant negative forecast change on a large project in Washington State and by timing of overall project portfolio progression. The Company is pursuing claims for significant cost recovery on the project in Washington. The Company recognizes revenue on project claims only when an agreement is executed with the customer.

Construction Materials

  Construction Materials revenues in the third quarter totaled $83.2 million compared with $86.8 million for the same period last year.
  Gross profit in the third quarter of 2013 was $7.3 million, compared with $10.0 million last year, with corresponding gross profit margins of 8.8 percent and 11.5 percent for the respective periods. Aggregates pricing improved in the quarter, though volumes reflected continued weak demand in certain Western markets.

Outlook

“We are finalizing restructuring actions related to our 2010 Enterprise Improvement Plan,” Roberts said. “As part of the Plan, we previously identified select real estate holdings and underperforming Construction Materials segment assets for possible closure or divestiture. Any actions taken will generate anticipated restructuring charges and future cost savings. We plan to communicate these actions in the fourth quarter.

“We expect breakeven net income to a small loss in the fourth quarter of 2013, before the impact of anticipated restructuring charges,” Roberts said. “The Company's guidance for 2013 is as follows: Construction segment revenues are expected to total $1.2 billion to $1.3 billion, with a corresponding gross profit margin of 8.5 percent to 9.5 percent. Large Project Construction segment revenues are expected to be in the range of $750 million to $800 million, with a corresponding gross profit margin of 8.5 percent to 9.5 percent. Construction Materials revenues are expected to be $220 million to $230 million, with a corresponding gross profit margin of 2 percent to 3 percent. Selling, general and administrative expenses are expected to be $205 million to $210 million for the year.”

Roberts concluded, “Improvement in our Construction segment was highlighted by increased gross profit in the third quarter, and backlog growth in the segment points to growth in 2014. The Large Project Construction segment is pursuing and expects significant cost recovery on a challenging project, and backlog remains at record levels. Kenny is operating as planned, and is expected to be accretive in 2014. Overall, we are implementing our plan, and we are well positioned for 2014 and beyond.”

Conference Call

Granite will conduct a conference call today, November 4, 2013, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2013. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling (877) 643-7158; international callers may dial (914) 495-8565. The conference ID for the live call is 90428653. The call will be recorded and available for replay approximately two hours after the live audio webcast through November 11, 2013 by calling (855) 859-2056. The conference ID for the replay is also 90428653; international callers may dial (404) 537-3406.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE: GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Incorporated in 1922, Granite serves public- and private-sector clients on projects both small and large. Granite’s project teams represent some of the best in the industry serving owners in the transportation, power, federal, tunneling, underground, and industrial/mining and water resources markets. In 2013, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the fourth year in a row. For more information please visit www.graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30,	December 31,	September 30,
	2013	2012	2012
ASSETS
Current assets
Cash and cash equivalents	$212,463	$321,990	$287,322
Short-term marketable securities	22,892	56,088	47,185
Receivables, net	422,609	325,529	363,455
Costs and estimated earnings in excess of billings	40,837	34,116	49,548
Inventories	61,667	59,785	63,999
Real estate held for development and sale	50,250	50,223	57,964
Deferred income taxes	36,687	36,687	38,571
Equity in construction joint ventures	161,063	105,805	97,890
Other current assets	33,204	31,834	13,974
Total current assets	1,041,672	1,022,057	1,019,908
Property and equipment, net	456,524	481,478	432,293
Long-term marketable securities	64,014	55,342	37,802
Investments in affiliates	31,338	30,799	30,257
Goodwill	53,799	55,419	9,900
Other noncurrent assets	78,655	84,392	68,475
Total assets	$1,726,002	$1,729,487	$1,598,635
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$20	$8,353	$8,352
Current maturities of non-recourse debt	2,147	10,707	16,712
Accounts payable	199,480	202,541	209,683
Billings in excess of costs and estimated earnings	144,706	139,692	91,348
Accrued expenses and other current liabilities	219,169	169,979	167,166
Total current liabilities	565,522	531,272	493,261
Long-term debt	270,148	270,148	200,168
Long-term non-recourse debt	7,048	922	4,375
Other long-term liabilities	46,474	47,124	47,913
Deferred income taxes	7,988	8,163	3,644
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,878,194 shares as of September 30, 2013, 38,730,665 shares as of December 31, 2012 and 38,706,966 shares as of September 30, 2012	388	387	387
Additional paid-in capital	123,681	117,422	114,917
Retained earnings	688,440	712,144	699,277
Total Granite Construction Incorporated shareholders’ equity	812,509	829,953	814,581
Noncontrolling interests	16,313	41,905	34,693
Total equity	828,822	871,858	849,274
Total liabilities and equity	$1,726,002	$1,729,487	$1,598,635

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue
Construction	$470,567	$385,744	$956,287	$748,803
Large Project Construction	187,820	255,918	540,906	648,645
Construction Materials	83,172	86,782	173,107	175,754
Real Estate	16	38	141	5,055
Total revenue	741,575	728,482	1,670,441	1,578,257
Cost of revenue
Construction	420,932	352,471	868,300	688,989
Large Project Construction	190,363	198,104	498,639	540,343
Construction Materials	75,884	76,798	167,839	166,720
Real Estate	—	10	13	4,254
Total cost of revenue	687,179	627,383	1,534,791	1,400,306
Gross profit	54,396	101,099	135,650	177,951
Selling, general and administrative expenses	46,586	41,280	150,698	127,801
Loss (gain) on restructuring	474	—	(23)	(2,527)
Gain on sales of property and equipment	3,259	1,622	7,653	6,493
Operating income (loss)	10,595	61,441	(7,372)	59,170
Other (expense) income
Interest income	602	485	1,110	2,140
Interest expense	(3,736)	(2,561)	(11,081)	(8,570)
Equity in (loss) income of affiliates	(2)	1,481	273	380
Other income, net	1,022	2,013	1,630	3,866
Total other (expense) income	(2,114)	1,418	(8,068)	(2,184)
Income (loss) before provision for (benefit from) income taxes	8,481	62,859	(15,440)	56,986
Provision for (benefit from) income taxes	4,026	17,113	(3,235)	15,440
Net income (loss)	4,455	45,746	(12,205)	41,546
Amount attributable to noncontrolling interests	6,542	(8,625)	3,938	(14,249)
Net income (loss) attributable to Granite Construction Incorporated	$10,997	$37,121	$(8,267)	$27,297

Net income (loss) per share attributable to common shareholders:
Basic	$0.28	$0.96	$(0.21)	$0.71
Diluted	$0.28	$0.94	$(0.21)	$0.70
Weighted average shares of common stock:
Basic	38,876	38,518	38,773	38,418
Diluted	39,759	39,141	38,773	39,013

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2013	2012
Operating activities
Net (loss) income	$(12,205)	$41,546
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	54,788	43,651
Non-cash restructuring, net	(23)	(1,782)
Other non-cash impairment charges	—	3,101
Gain on sales of property and equipment	(7,653)	(6,493)
Stock-based compensation	10,645	8,910
Changes in assets and liabilities	(110,067)	(68,770)
Net cash (used in) provided by operating activities	(64,515)	20,163
Investing activities
Purchases of marketable securities	(34,957)	(59,936)
Maturities of marketable securities	57,000	70,100
Proceeds from sale of marketable securities	5,000	55,000
Additions to property and equipment	(30,467)	(25,971)
Proceeds from sales of property and equipment	18,431	8,368
Payment of Kenny post-closing adjustments	(8,382)	—
Other investing activities, net	1,088	1,165
Net cash provided by investing activities	7,713	48,726
Financing activities
Long-term debt principal payments	(10,900)	(11,584)
Cash dividends paid	(15,150)	(15,078)
Purchase of common stock	(5,457)	(4,521)
Contributions from noncontrolling partners	6,007	—
Distributions from noncontrolling partners	(28,015)	(8,022)
Other financing activities	790	648
Net cash used in financing activities	(52,725)	(38,557)
(Decrease) increase in cash and cash equivalents	(109,527)	30,332
Cash and cash equivalents at beginning of period	321,990	256,990
Cash and cash equivalents at end of period	$212,463	$287,322

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
		Large Project	Construction			Large Project	Construction
	Construction	Construction	Materials	Real Estate	Construction	Construction	Materials	Real Estate

2013
Revenue	$470,567	$187,820	$83,172	$16	$956,287	$540,906	$173,107	$141
Gross profit (loss)	49,635	(2,543)	7,288	16	87,987	42,267	5,268	128
Gross profit (loss) as a percent of revenue	10.5%	(1.4)%	8.8%	100.0%	9.2%	7.8%	3.0%	90.8%

2012
Revenue	$385,744	$255,918	$86,782	$38	$748,803	$648,645	$175,754	$5,055
Gross profit	33,273	57,814	9,984	28	59,814	108,302	9,034	801
Gross profit as a percent of revenue	8.6%	22.6%	11.5%	73.7%	8.0%	16.7%	5.1%	15.8%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	September 30, 2013		June 30, 2013		September 30, 2012

Construction	$705,839	25.6%	$807,686	28.9%	$530,291	33.3%
Large Project Construction	2,049,003	74.4%	1,989,156	71.1%	1,061,143	66.7%

Total	$2,754,842	100.0%	$2,796,842	100.0%	$1,591,434	100.0%

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532